UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              TRUSTMARK CORPORATION
              (Exact name of registrant as specified in it charter)


        Mississippi                                                64-0471500
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)


                   248 East Capitol Street, Jackson, MS 39201
           (Address of principal executive offices including zip code)


                              Trustmark 401(k) Plan
          (as Successor to Trustmark National Bank Profit Sharing Plan)
                            (Full title of the plan)


                                 LOUIS E. GREER
                            Chief Accounting Officer
                              Trustmark Corporation
                              248 E. Capitol Street
                                Jackson, MS 39201
                       (601) 208-2310, Fax (601) 208-6871
                   (Name and address, including area code and
                     telephone number, of agent for service)


                        Copies of all correspondence to:
                              Robert D. Drinkwater
                     Brunini, Grantham, Grower & Hewes, PLLC
                             Post Office Drawer 119
                                Jackson, MS 39205
                       (601) 948-3101, Fax (601) 960-6902

CALCULATION OF REGISTRATION FEE

                                   Proposed        Proposed
Title of                           maximum         maximum
securities        Amount           offering        aggregate         Amount of
to be             to be            price           offering          registra-
registered        registered       per share       price              tion fee
----------        ----------       ---------       -----------       ---------
Common Stock
$0.00 par value
per share         2,500,000        $28.06          $70,150,000         $8,888

Includes an estimated number of Trustmark  Corporation  shares to be acquired in
the  near  future  by  employees  of  Trustmark   Corporation  and  subsidiaries
("Trustmark") under the Trustmark 401 (k) Plan ("the "Plan").

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered pursuant to the Plan.

(2) Registration Fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 and is based upon the average of the high and low prices for Trustmark's shares reported on the NASDAQ System on October 27, 2003.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

Explanation

     This Post-Effective Amendment No. 1 is being filed to register 2,500,000 additional shares of Trustmark Corporation Common Stock issuable pursuant to Registrant's 401(k) Plan, which Plan amended Registrant's Profit Sharing Plan and certain other employee benefit plans. Registrant initially registered 250,000 shares pursuant to a registration statement on Form S-8 for Registrant's Profit Sharing Plan which became effective July 17,1996 (File No. 333-07141). Effective March 30, 1998, Registrant's shares were split 2 for 1, increasing the number of registered shares to 500,000. Effective January 1, 2004 the Plan is being further amended and converted to a stock bonus plan, with a designated portion of the Plan being an employee stock ownership plan. With this amendment, there will be a total of 3,000,000 shares registered.

     The contents of the earlier Registration Statement on Form S-8 (File No. 333- 07141) are incorporated herein by reference


Part II

Item 3.  Incorporation of Documents by Reference.

     In addition to the documents incorporated by reference into the Registration Statement on Form S-8 (File No. 333- 07141) with respect to which this amendment is being filed, the Registrant incorporates by reference in this Registration Statement all reports previously filed with the Commission by the Plan or subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.


Item 8.  Exhibits.

         5.       Opinion re Legality

         23.1     Consent of KPMG LLP regarding Form 11-K

         23.2     Consent of KPMG LLP regarding Form 10-K

         23.3     Consent of Brunini, Grantham Grower & Hewes, PLLC

         99.      Undertaking

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson and State of Mississippi on the 27th day of October, 2003.

                              TRUSTMARK CORPORATION


                              /s/ Richard G. Hickson
                              ----------------------
                              Richard G. Hickson
                              President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                            Date
---------                            -----                            ----

/s/ Richard G. Hickson                                          October 27, 2003
----------------------
Richard G. Hickson             Chairman, President and Chief
                               Executive Officer (Principal
                               Executive Officer), Director

/s/ Zach L. Wasson             Treasurer (Principal Financial   October 27, 2003
------------------             Officer)
Zach L. Wasson

/s/ Louis E. Greer             Chief Accounting Officer         October 27, 2003
------------------
Louis E. Greer                 (Principal Accounting Officer)

/s/ J. Kelly Allgood           Director                         October 27, 2003
--------------------
J. Kelly Allgood

/s/ Reuben V. Anderson         Director                         October 27, 2003
----------------------
Reuben V. Anderson

                               Director
-----------------
John L. Black, Jr.

/s/ William C. Deviney,  Jr.   Director                         October 27, 2003
----------------------------
William C. Deviney, Jr.

/s/ C. Gerald Garnett          Director                         October 27, 2003
---------------------
C. Gerald Garnett

/s/ Matthew L. Holleman III    Director                         October 27, 2003
---------------------------
 Matthew L. Holleman III

/s/ William Neville III        Director                         October 27, 2003
-----------------------
William Neville III

/s/ Richard H. Puckett         Director                         October 27, 2003
----------------------
Richard H. Puckett

/s/ Carolyn C. Shanks          Director                         October 27, 2003
---------------------
Carolyn C. Shanks

/s/ Kenneth W. Williams        Director                         October 27, 2003
------------------------
Kenneth W. Williams

/s/ William G. Yates,  Jr.     Director                         October 27, 2003
--------------------------
William G. Yates, Jr.

                     BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

TELEPHONE                  ATTORNEYS AT LAW                   MAILING ADDRESS
(601) 948-3101         1400 TRUSTMARK BUILDING            POST OFFICE DRAWER 119
                       248 EAST CAPITOL STREET        JACKSON, MISSISSIPPI 39205
FACSIMILE            JACKSON, MISSISSIPPI 39201
(601) 960-6902


Exhibit 5

                                October 28, 2003

The Board of Directors of
Trustmark Corporation
248 East Capitol Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

     We have acted as counsel to Trustmark Corporation, a Mississippi corporation (the "Company") and its 401(k) Plan (the "Plan"), in connection with a Post Effective Amendment to a Registration Statement on Form S-8 (File No.333-07141) with respect to the Company's common stock, no par value (the "Common Securities") being offered pursuant to the Plan as well as interests in the Plan.

     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that each of the parties (other than the Company) has duly authorized, executed and delivered the documents to which it is a party.

     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(1). The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi.

(2). When issued, such Common Securities will be validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection of liquidated damages or penalties.

     We are members of the bar of the State of Mississippi. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of Mississippi and the Federal law of the United States of America.


                                    Very truly yours,

                                    Brunini, Grantham, Grower & Hewes, PLLC


                                    /s/ Robert D. Drinkwater
                                    ------------------------
                                    Robert D. Drinkwater

Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
Trustmark Corporation:

We consent to the use of our report dated June 6, 2003, with respect to the financial statements and supplemental schedule of Trustmark 401 (k) Plan as of December 31, 2002 and 2001, and for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of Trustmark 401 (k) Plan, incorporated by reference herein.


                                  /s/ KPMG LLP
                                  ------------
Jackson, Mississippi
October 27, 2003

Exhibit 23.2

                          Independent Auditors' Consent



The Board of Directors
Trustmark Corporation:

We consent to the use of our report dated January 20, 2003, with respect to the consolidated balance sheets of Trustmark Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Trustmark Corporation, incorporated by reference herein. Our report refers to changes in the method of accounting for derivative instruments, hedging activities, goodwill and other intangible assets.


                                  /s/ KPMG LLP
                                  ------------
Jackson, Mississippi
October 27, 2003

Exhibit 23.3



               CONSENT OF BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

We hereby consent to the inclusion of our opinion in Post Effective Amendment No. 1 to the Registration Statement (Registration Number 333-07141) on Form S-8 of Trustmark Corporation filed on or about October 29, 2003 and to the filing of our legal (Exhibit 5) opinion as an Exhibit to such Registration Statement.

                                  BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

                                  /s/ Robert D. Drinkwater
                                  ------------------------
                                  Robert D. Drinkwater

Jackson, Mississippi
October 28, 2003

Exhibit 99.1

Registrant undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.